Exhibit 99.1

Intrexon and Merck KGaA, Darmstadt, Germany, Announce Agreement Realizing Precigen’s Vision

for Full Developmental Autonomy of its CAR-T Program

– Merck KGaA, Darmstadt, Germany, to assign its Chimeric Antigen Receptor T-cell (CAR-T) rights to Intrexon

– Intrexon to issue Merck KGaA, Darmstadt, Germany, $150 million in Intrexon stock and a $25 million convertible note, and Intrexon to receive a $25 million cash investment

Germantown, Maryland, December 20, 2018 – Intrexon Corporation (NASDAQ: XON), a leader in the engineering and industrialization of biology to improve the quality of life and health of the planet, and its wholly-owned subsidiary Precigen, a biopharmaceutical company specializing in the development of innovative gene and cellular therapies to improve the lives of patients, today announced Intrexon has assumed its agreement with Merck KGaA, Darmstadt, Germany, a leading science and technology company, through its wholly-owned subsidiary Ares Trading, for the development of Chimeric Antigen Receptor T-cell (CAR-T) therapies, which are genetically engineered t-cells with synthetic receptors that recognize a specific antigen expressed on tumor cells. Upon closing, the agreement will enable Precigen’s complete autonomy of its CAR-T program and allow Merck KGaA, Darmstadt, Germany, to maintain an investment in the future potential of next generation CAR-T development.

Under the terms of the agreement, Merck KGaA, Darmstadt, Germany, will assign its exclusive CAR-T development rights to Intrexon, allowing Precigen to continue autonomous development of its proprietary CAR-T technology platform. Merck KGaA, Darmstadt, Germany will receive $150 million in Intrexon stock in exchange for assigning its CAR-T rights.

“Strategically for Precigen, this evolution supports our vision and transition from an exclusive channel collaboration model to an agile R&D engine with full developmental autonomy over our portfolio of assets,” said Helen Sabzevari, PhD, President of Precigen. “We look forward to continued development of these promising CAR-T assets with the goal of delivering more cost-effective and precise therapies to patients in need.”

Merck KGaA, Darmstadt, Germany, and Intrexon first entered into a collaboration and license agreement in 2015 to develop and commercialize CAR-T cancer therapies utilizing Intrexon’s proprietary RheoSwitch Therapeutic System® and its Sleeping Beauty non-viral gene integration technology. The combination of these platforms enables regulation of gene expression and delivery with a non-viral approach, and preclinical data indicate the potential to improve therapeutic safety and facilitate shortened manufacturing to improve time to treatment.

“Merck KGaA, Darmstadt, Germany, is excited to maintain its interest in the potential of CAR-T technology, which may offer significant future benefits to patients fighting cancer,” said Belén Garijo, Member of the Executive Board and CEO Healthcare, Merck KGaA, Darmstadt, Germany. “The agreement is also illustrative of our efforts to enhance our focus on accelerating the delivery of our innovative clinical pipeline to patients.”

In addition to receiving $150 million of Intrexon common stock, this agreement also includes a further $25 million investment in Intrexon. In return, Merck KGaA, Darmstadt, Germany, will receive a $25 million convertible note, providing the option to receive either Precigen or Intrexon stock. The closing of the transactions contemplated by the agreement is subject to customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

About Intrexon Corporation

Intrexon Corporation (NASDAQ: XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. Intrexon’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com or follow us on Twitter at @Intrexon, on Facebook, and LinkedIn.

Precigen: Advancing Medicine with PrecisionTM

Founded in 2017, Precigen is a dedicated discovery and clinical stage biopharmaceutical company advancing the next generation of gene and cellular therapies using precision technology to target the most urgent and intractable diseases in immuno-oncology, autoimmune disorders, and infectious diseases. Our technologies enable us to find innovative solutions for affordable biotherapeutics in a controlled manner. Precigen operates as an innovation engine progressing a preclinical and clinical pipeline of well-differentiated unique therapies toward clinical proof-of-concept and commercialization. Precigen was founded as a wholly-owned subsidiary of Intrexon Corporation (NASDAQ: XON) and leverages Intrexon’s proprietary technology platforms to advance human health.

About Merck KGaA, Darmstadt, Germany

Merck KGaA, Darmstadt, Germany, a vibrant science and technology company, operates across healthcare, life science and performance materials. Around 51,000 employees work to make a positive difference to millions of people’s lives every day by creating more joyful and sustainable ways to live. From advancing gene editing technologies and discovering unique ways to treat the most challenging diseases, to enabling the intelligence of devices – the company is everywhere. In 2017, Merck KGaA, Darmstadt, Germany, generated sales of € 15.3 billion in 66 countries.

The company holds the global rights to the name and trademark “Merck” internationally. The only exceptions are the United States and Canada, where the company’s business sectors operate as EMD Serono in healthcare, MilliporeSigma in life science, and EMD Performance Materials. Since its founding in 1668, scientific exploration and responsible entrepreneurship have been key to the company’s technological and scientific advances. To this day, the founding family remains the majority owner of the publicly listed company.

Intrexon Trademarks

Intrexon, RheoSwitch Therapeutic System, Powering the Bioindustrial Revolution with Better DNA, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

Intrexon Investor Contact: Steven Harasym Vice President, Investor Relations Tel: +1 (214) 721-0607 investors@dna.com	Intrexon Corporate Contact: Marie Rossi, PhD Vice President, Communications Tel: +1 (301) 556-9850 publicrelations@dna.com	Precigen Media Contact: Donelle M. Gregory press@precigentherapeutics.com